Free Translation from the Original Hebrew

Companies Ordinance

Memorandum of Association
of
Kochavit Trading Company Limited [Name changed to "ClickSoftware Technologies Ltd.]

1.	The Company’s name is: Kochavit Trading Company Limited [Name changed to "ClickSoftware Technologies Ltd.]

2.	The objects for which the Company is established are:

(1)	To engage in all and any branches and types of business in any products and/or objects and/or materials whatsoever.

(2)
To engage in all and any financing business and any financial or trading activity; to carry on business as agents or brokers in any financial and trading activities and carry out transactions on behalf of others.

(3)	To carry on in all and any business in relation to land and immovable property.

(4)	To carry on trust business on behalf of others.

(5)
To assume the execution and management of forwarding, customs agency and representation business and acquire, maintain, manage, divide and develop agencies, forwarding concerns, customs agencies of any kind and type.

(6)
To purchase, take on lease or convert, sell, otherwise acquire and hold for any estate or interest any lands, buildings, rights, privileges, concessions, franchiseeships, licenses, machinery, stock-in-trade, plant and any movable or immovable property necessary or convenient for the purposes of, or in connection with the Company’s businesses, or any of its branch or department thereof.

(7)
To apply for, purchase or otherwise acquire, obtain rights of use or exploitation, protect or prolong or renew, in Israel or abroad, any patents, brevets d’invention, protections and concessions (to be hereinafter called overall – “patent rights”) which may, in the opinion of the Company, be advantageous to or could be used or operated by the Company or from which it could exploit and derive any benefit, to carry out all agreements and acts relating to the use or exploitation or obtaining benefit whatsoever in or from the patent rights and sell or otherwise transfer patent rights and grant licenses and rights in connection therewith.

(8)
To enter into any arrangement with governments or authorities, supreme, municipal, local, or otherwise that may seem conducive to the attainment of the Company’s objects or any of them, and to obtain from any such government or other authority, all rights or privileges or concessions as the Company will deem fit, and to carry out, exercise and comply with any such arrangement or rights or privileges

(9)
To buy, otherwise acquire, participate in and accept any business – whether a going-concern or otherwise – in which any person or corporation is engaged in and which is similar to any business which the Company is authorized to carry on or which has features compatible with any of its objects, affairs, any property, assets, goodwill and undertakings of the owners of, or which are involved in or connected with such business.

(10)	To consolidate or amalgamate with any company.

(11)
To set up or establish or participate in the setting up or establishment of any company for the purpose of acquiring or assuming in whole or in part the property, rights and obligations of such company and for any other purpose which, in the opinion of the Company, could be beneficial, directly or indirectly, to this Company.

(12)
To sign, buy, take, accept, exchange or otherwise acquire and hold shares, stock, debentures, stock of debentures, securities, undertakings and other securities issued by or under the guarantee of any company whatsoever and also to enjoy any of the rights incidental to such ownership by the holding thereof or related to the ownership or holding thereof and exercise any such rights.

(13)
To obtain loans over shares, stock, debentures, stock of debentures, securities, undertakings or such securities and offer the same for public subscription, sell or assist in the sale thereof, to exchange, charge, transfer the same to any dealer to deal and handle the same and also to give guarantees for the capital, dividend and interest thereon.

(14)
To borrow, obtain and secure the discharge of monies in such manner and on such conditions as the Company shall deem fit, and particularly by the issue of new and other debentures by charging all or any of the present and future assets of the Company, whether movable or immovable, including the unpaid capital and purchase, release and redeem the same and by way of mortgage over immovable property and by the mortgage or pledge of property of the Company and redeem, release or discharge any such mortgage and pledge.

(15)
To guarantee on behalf of or for another or other persons the payment of any monies and performance of agreements, contracts and undertakings and ensure the performance of the guarantee by, and release, redeem and discharge securities as set out in the preceding sub-paragraph.

(16)
To lend monies and advance credit, to another or other persons in such manner and conditions as the Company will deem fit and particularly to the customers of the Company and to those with whom the Company carries on business and to receive from such persons to whom the Company will lend monies or advance credit or guarantee, such securities as the Company will deem fit, including mortgages over immovable property and pledges and other charges including floating charges and repay and deliver and release such securities, on such conditions as the Company will deem fit.

(17)
To make, sign and carry out any agreements, contracts, and to sign, accept, endorse, issue, transfer, cancel, redeem, buy or negotiate in any other manner bills of exchange, promissory notes, cheques, letters of credit, bills of lading, any negotiable or non-negotiable documents and all documentary credits, documents and paper.

(18)	To insure the Company, its property and business in whole or in part, against any damage, loss, risk or liability.

(19)
To distribute its property in specie amongst the members or the proceeds of the property which have been sold or disposed of save that it shall be prohibited for the Company to make any distribution entailing the reduction of capital without receiving the necessary approval required by law.

(20)
To carry on any of the categories of trading and businesses set out above, in any part of the world, assume and execute and perform all agencies of any kind, whether related to the foregoing trading and business or not, and carry on any other trade or business – which, in the opinion of the Company, may be carried on expediently in connection with any of the classes of trading and business above.

(21)
To do all or any of the acts set out in the Second Schedule to the Companies Ordinance and it is hereby declared that each object or power, which may be added to the Second Schedule of the Companies Ordinance will be deemed to have been expressly incorporated in this Memorandum of Association save that any object or power that shall be removed from the Second Schedule to the Companies Ordinance by any amendment thereto or otherwise will not be construed as having been removed save to the extent such object or power will be prohibited according to the law existing in Israel at such time.

(22)	To do any acts related to or involved in the attainment of the objects included in this Memorandum of Association, expressly or impliedly, in whole or in part.

(23)	To do in any country and place whatsoever throughout the world, such acts as the Company – by virtue of the laws and this Memorandum of Association – is entitled to do in Israel.

(24)
It is hereby expressly agreed that in this Memorandum of Association the following terms, whether such terms appear in the Memorandum of Association itself or in the Second Schedule to the Companies Ordinance, will bear the following meanings:

“The company” – includes, to the extent that such term does not relate to the present Company, any company, co-operative society and any other society, political, public or legal body, partnership or group of persons, whether incorporated or unincorporated and whether domiciled in Israel or elsewhere.

“To engage in”, “carry on business” – includes engaging in and doing as traders, importers, exporters, buyers, sellers, changers, financiers, agents, customs agents, distributors, participants, founders, owners, holders, benefactors, contractors, transporters, managers, organizers, developers, improvers, promoters, explorers, manufacturers, depositors, renovators, producers, handlers, lessees, lessors, tenants, landlords, chargors, chargees, recipients of any right or benefit, grantors of any right or benefit and in any other manner.

(25)
It is hereby agreed and declared that except for those cases where it is expressly otherwise stated in this Memorandum of Association, each of the objects and each of the powers, set out in each of the sub-paragraphs of the present paragraph, including and having regard to the provisions of the preceding sub-paragraph of this paragraph, and each of the paragraphs of the Second Schedule to the Companies Ordinance, are principal and independent objects and are not to be limited or restricted in any way by implication or by inference from one sub-paragraph to another or from any other paragraph whatsoever contained in the Second Schedule to the Companies Ordinance or in reliance thereon.

3.	The liability of the members is limited.

4.	The share capital of the Company is:

IL.20,000 (twenty thousand Israel pounds only) divided into 20,000 ordinary shares of IL.1 each, and having equal rights in all respects. [Subsequently amended to: NIS two million (2,100,000), divided into:   (i)    97,000,000 Ordinary Shares of NIS 0.02 nominal value each; (ii)   3,000,000 Non-Voting Ordinary Shares of NIS 0.02 nominal value each, and (ii)   5,000,000 Special Preferred Shares of NIS 0.02 nominal value each].

The Company shall be entitled to increase its capital and issue shares out of its original or increased capital with special or restricted, or other special rights in connection with such matters as the Company shall resolve by special resolution in the manner set out in the articles of association of the Company in force from time to time.

The rights and privileges of the holders of the various classes of shares in the Company from time to time in the capital of the Company as currently existing or which shall exist from time to time hereafter, may be amended or varied in the manner prescribed in the articles of association of the Company – as in force from time to time.

We, the undersigned persons are desirous of being formed into a Company in pursuance of this Memorandum of Association, and we hereby respectively agree to take the number of shares in the capital of the Company set opposite our respective names:

Name of Subscriber	Description & Address	I.D. no.	No. of shares taken	Signature

1) Amir Almagor	Advocate, 2 Shazar, Tel Aviv	5090349	1	(signed)

2) Dov Weisglass	Advocate, 2 Shazar, Tel Aviv	0785381	1	(signed)

Date:  Tel Aviv, 24th July, 1979.

Witness to above signatures:  (signed)
   Heinrick Rostovitz, Advocate